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Exhibit 5.1

6 July 2004	Our Ref: A344-44620

THE BOARD OF DIRECTORS OF
APEX SILVER MINES LIMITED
c/o Walkers SPV Limited
PO Box 908GT
Walker House
Mary Street
George Town
Grand Cayman
Cayman Islands

Re:
Apex Silver Mines Limited

Dear Sirs:

        We have acted as Cayman Islands counsel for Apex Silver Mines Limited, a Cayman Islands exempted limited liability company (the "Company") in connection with the filing of Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the contemplated registration by the Company of 2,000,000 ordinary shares, US$.01 par value (the "Ordinary Shares"), issuable pursuant to the Company's 2004 Equity Incentive Plan (the "Plan").

        For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto. In giving this opinion we have relied upon the assumptions set out in Schedule 2 and the qualification set out in Schedule 3 hereto, which we have not independently verified.

        We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the documents nor upon the commercial terms of the transactions contemplated by the documents.

        Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the law of the Cayman Islands:

  1.
  The Company is a limited liability exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

  2.
  The Ordinary Shares deliverable pursuant to the Plan have been duly and validly authorised and when and to the extent issued pursuant to the Plan will be issued as fully paid when an entry in respect of such Ordinary Shares and the registered owner thereof has been made in the Register of Members of the Company confirming that they are fully paid.

  3.
  The liability of a shareholder in respect of the Ordinary Shares is limited to the amount that the shareholder has agreed to pay for such Ordinary Shares and the Company cannot call for additional sums to be paid by the shareholders in respect of such Ordinary Shares.

        This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matters or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisors acting in that capacity in relation to this matter and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws if of the Cayman Islands.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

Yours faithfully

/s/ Walkers

Walkers

SCHEDULE 1

1.
The Memorandum and Articles of Association of the Company dated 3 October 1997;

2.
The Registration Statement and the Plan;

3.
A Certificate of Good Standing in respect of the Company dated 6 July 2004; and

3.
Such other documents as we have considered necessary for the purposes of rendering this opinion.

SCHEDULE 2
Assumptions

This opinion is given based upon the following assumptions:

1.
Payment in full for the Securities will be received by the Company.

2.
The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

3.
The copies of the minute book, Register of Members, Register of Directors and Register of Officers, Register of Mortgages and Charges, Certificate of Incorporation, and Memorandum and Articles of Association of the Company examined by us on 6 July 2004 at its registered office are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

4.
The Cause List and the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us at the Clerk of Courts Office, George Town, Grand Cayman at 10:00 a.m., Cayman Islands time, on 6 July 2004, covering the period six years prior to the date of search constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

SCHEDULE 3
Qualifications

The opinions hereinbefore given are subject to the following qualification:

1.
The authorised capital of the Company is 75,000,000 ordinary shares and additional shares may not be issued above this amount without the passing of a resolution of the shareholders of the Company to increase the authorised share capital.

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  Exhibit 5.1